National Interstate Corporation Reports 2013 Third Quarter and First Nine Months Results

•	Net income per share of $.37 for the 2013 third quarter improved compared to the 2013 second quarter

•	Gross premiums written up 4% for the third quarter and 9% year-to-date

Richfield, Ohio, October 29, 2013 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2013 third quarter and first nine months. Net income of $.37 per share, diluted for the 2013 third quarter trailed the 2012 third quarter but was significantly improved compared to the 2013 second quarter. Lower claims costs for the 2013 third quarter compared to the previous quarter drove the improved underwriting margins.

Gross premiums written increased 4% and 9% for the three and nine months ended September 30, 2013, respectively, compared to the same 2012 periods primarily attributable to growth in the transportation component.

Earnings

The table below reconciles the Company’s net income per share determined in accordance with U.S. generally accepted accounting principles (GAAP) to after-tax earnings from operations and after-tax realized gains from investments, both of which are non-GAAP financial measures. Net after-tax earnings from operations include underwriting income and net investment income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$6,398	$8,448	$5,483	$24,053
After-tax net realized gains from investments	880	571	3,532	1,977
Net income	$7,278	$9,019	$9,015	$26,030

Net after-tax earnings from operations per share, diluted	$0.33	$0.43	$0.28	$1.23
After-tax net realized gains from investments per share, diluted	0.04	0.03	0.18	0.10
Net income per share, diluted	$0.37	$0.46	$0.46	$1.33

Underwriting Results:

Dave Michelson, President and Chief Executive Officer said, “Our 99.3% combined ratio for the 2013 third quarter while still elevated above our historical performance, improved compared to the second quarter. The volatility we experienced last quarter related to an unusual number of large claims and reserve strengthening which did not recur this quarter. We again had unfavorable development from prior year claims but the 2013 accident year is generating a modest underwriting profit. We have been touched by similar issues facing other carriers that write commercial auto liability coverage. The rates we are charging continue to improve and underwriting actions are ongoing, including the decision this quarter to exit the personal lines commercial vehicle product as well as another smaller product within the program portion of alternative risk transfer (ART). ”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Losses and loss adjustment expense ratio	78.7%	73.4%	82.4%	73.7%
Underwriting expense ratio	20.6%	23.1%	21.2%	23.4%
Combined ratio	99.3%	96.5%	103.6%	97.1%

Claims: The loss and loss adjustment expense (LAE) ratio for the 2013 third quarter of 78.7% was 5.3 percentage points worse than the 2012 third quarter but improved over the 2013 second quarter. The improvement reflected an unusually high 2013 second quarter loss and LAE ratio primarily attributable to reserve strengthening and large claims activity which was not as prevalent in the 2013 third quarter. During the 2013 third quarter the Company again experienced unfavorable development from prior year claims of $5.3 million from several accident years which added 4.0 percentage points to the 2013 third quarter loss and LAE ratio and compares to $0.1 million favorable development in the 2012 third quarter. Excluding prior year claims development, the quarter over quarter loss and LAE ratios would have been comparable.

For the 2013 first nine months the Company has experienced an elevated loss and LAE ratio due to several factors: increased claims severity particularly in the second quarter related to passenger transportation and moving and storage, unfavorable development from prior year claims in part from runoff ART program business and commercial vehicle, and the adverse impact of several years of margin deterioration from the competitive market conditions that began to subside in 2012.

Underwriting Expenses: The underwriting expense ratio of 20.6% for the 2013 third quarter was 2.5 percentage points better than the 2012 third quarter and lowered the ratio to 21.2% for the first nine months of 2013. The underwriting expense ratio reflects variability based on the mix of business written and the Company continues to effectively manage underwriting expenses primarily by improved leveraging of fixed costs.

Investments:

Net investment income of $8.3 million for the 2013 third quarter was 5% below the 2012 third quarter, but reflected a 5% improvement over the average net investment income for the first two quarters of 2013. The Company is benefiting from the rise in fixed income yields that occurred in the 2013 second quarter. In addition, the Company had net realized gains from investments of $5.4 million for the 2013 first nine months which contributed to flat year-over-year total income generated from investments.

The Company maintains a high quality and diversified portfolio with approximately 96% of its fixed income portfolio rated NAIC 1 or 2 and an effective duration of 4.4 years. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	September 30, 2013
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$91,471	$3,889
Foreign government	3,573	33
State and local government	354,230	6,883
Mortgage backed securities	247,854	7,347
Corporate obligations	202,790	5,984
Other debt obligations	31,705	(324)
Preferred redeemable securities	4,371	(19)
Total fixed maturities	$935,994	$23,793

Equity securities	$56,954	$7,071

Total fixed maturities and equity securities	$992,948	$30,864

Gross Premiums Written

Mr. Michelson commented, “Several of our recent product initiatives in traditional transportation are contributing to top line growth. Specifically, we are pleased with our underwriting results and top line growth from our truck excess liability, waste, energy, and tow products which have offset declines from previously discussed underwriting actions related to products and accounts that were not renewed. For the 2013 first nine months we have non-renewed over $50 million of business that was not meeting our profit objectives.”

The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$54,255	41.2%	$55,745	44.1%
Transportation	56,344	42.7%	49,712	39.4%
Specialty Personal Lines	12,098	9.2%	12,471	9.9%
Hawaii and Alaska	7,001	5.3%	6,375	5.0%
Other	2,133	1.6%	1,971	1.6%
Gross premiums written	$131,831	100.0%	$126,274	100.0%

	Nine Months Ended September 30,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$224,743	49.6%	$224,189	53.9%
Transportation	165,509	36.6%	132,650	31.8%
Specialty Personal Lines	39,497	8.7%	39,673	9.5%
Hawaii and Alaska	15,920	3.5%	14,964	3.6%
Other	7,046	1.6%	5,153	1.2%
Gross premiums written	$452,715	100.0%	$416,629	100%

Alternative Risk Transfer:

Gross premiums written in the ART component were relatively flat for both the 2013 third quarter and first nine months when compared to the same 2012 periods. The ART component continues to benefit from continued high renewal rates in the group captive programs and the addition of new customers, particularly national accounts, which have been offset by the residual impact of previously reported program business that is in runoff and large national account customers that did not renew. National account business is comprised of larger entities for which the Company designs customized alternative risk transfer programs and because of their relative size, the addition or non-renewal of national accounts can cause variations in quarterly gross premiums written.

Transportation: The growth in the Transportation component is partially attributable to recently introduced products that are now taking hold. The most significant impact through the first nine months of 2013 has come from the excess liability product that provides expanded limits to trucking customers. Also, the waste operation, energy distribution and tow truck products that were introduced earlier in 2013 have contributed to the growth in this component. In addition to new products, market conditions which allow for more appropriate rates favorably impacted the top line growth.

Specialty Personal Lines and Hawaii and Alaska: Gross premiums written for Hawaii and Alaska have increased 6% for the 2013 first nine months in part due to improved rates. Specialty personal lines have been relatively flat for the first nine months of 2013. During the quarter, the Company decided to exit the personal lines commercial vehicle product based on historical underperformance of the product. Commercial vehicle which targets small commercial risks sold through personal lines agents accounted for approximately 2.5% of the Company’s in force business at September 30, 2013.

Summary Comments

“Pricing which continues to improve as evidenced by the high single digit and in some cases double digit rate increases that are occurring in most of our commercial products along with the underwriting actions we have taken are positively impacting the business,” stated Mr. Michelson. “We remain focused on business disciplines to restore our historically strong underwriting results and return on shareholders equity.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2013 third quarter and first nine months results on Wednesday, October 30, 2013 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
An Insurance Experience Built Around You.
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Data:
Gross premiums written	$131,831	$126,274	$452,715	$416,629

Net premiums written	$117,553	$112,217	$381,528	$354,687

Premiums earned	$132,748	$115,083	$388,521	$336,074
Net investment income	8,302	8,713	24,190	26,849
Net realized gains on investments (*)	1,353	879	5,433	3,042
Other	877	831	2,559	2,474
Total revenues	143,280	125,506	420,703	368,439
Losses and loss adjustment expenses	104,530	84,453	320,098	247,866
Commissions and other underwriting expenses	23,555	22,534	69,847	66,704
Other operating and general expenses	4,625	4,865	15,240	14,364
Expense on amounts withheld	1,080	948	3,548	2,959
Interest expense	184	133	486	258
Total expenses	133,974	112,933	409,219	332,151
Income before income taxes	9,306	12,573	11,484	36,288
Provision for income taxes	2,028	3,554	2,469	10,258
Net income	$7,278	$9,019	$9,015	$26,030

Per Share Data:
Net income per common share, basic	$0.37	$0.46	$0.46	$1.34
Net income per common share, assuming dilution	$0.37	$0.46	$0.46	$1.33

Weighted number of common shares outstanding, basic	19,657	19,438	19,640	19,420
Weighted number of common shares outstanding, diluted	19,766	19,574	19,770	19,552

Cash dividend per common share	$0.11	$0.10	$0.33	$0.30

(*) Consists of the following:
Realized gains before impairment losses	$1,491	$1,149	$5,588	$3,456

Total losses on securities with impairment charges	(138)	(270)	(155)	(414)
Non-credit portion recognized in other comprehensive income	-	-	-	-
Net impairment charges recognized in earnings	(138)	(270)	(155)	(414)
Net realized gains on investments	1,353	879	5,433	3,042

GAAP Ratios:
Losses and loss adjustment expense ratio	78.7%	73.4%	82.4%	73.7%
Underwriting expense ratio	20.6%	23.1%	21.2%	23.4%
Combined ratio	99.3%	96.5%	103.6%	97.1%
Return on equity (a)			3.4%	9.5%
Average shareholders’ equity			$350,201	$367,393

			At September 30,	At December 31,
			2013	2012
Balance Sheet Data (GAAP):
Cash and invested assets			$1,072,596	$1,054,792
Reinsurance recoverable			169,424	174,345
Intangible assets			8,144	8,355
Total assets			1,590,891	1,570,224
Unpaid losses and loss adjustment expenses			803,622	775,305
Long-term debt			12,000	12,000
Total shareholders’ equity			$346,458	$353,948
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities			$330,992	$325,354
Book value per common share, basic (at period end)			$17.63	$18.07
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)			$16.84	$16.61
Common shares outstanding at period end (b)			19,657	19,591

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period
(b) Common shares outstanding at period end include all vested common shares. At September 30, 2013 and December 31, 2012 there were 60,534 and 60,000, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.